SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of August 7, 2017, by and between U.S. Geothermal Inc., a Delaware corporation (the "Company"), and Douglas J. Glaspey ("Executive") (the "Effective Date").

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement as of July 1, 2013 (the "Agreement"), which was amended as of July 19, 2017.

WHEREAS, the Company and Executive desire to amend the Agreement on the terms and conditions set forth below relating to excise tax payments pursuant to IRS Code Section 4999.

NOW, THEREFORE, in consideration of the the mutual covenants contained in the Agreement and this Amendment, the parties hereby agree as follows:

1. The Agreement is hereby amended to add a new Section 20 as follows:

20. Handling of Payments Subject to Excise Tax Pursuant to Code Section 4999.

"Notwithstanding anything to the contrary in the Agreement as amended by this Amendment, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the severance benefits provided for in this Section 6.4, together with any other payments and benefits which the Executive has the right to receive from the Company or its affiliates (the "Aggregate Severance"), would be subject to the excise tax imposed by Section 4999 of the Code, including any interest and penalties imposed with respect to such excise tax (the "Excise Tax"), then the severance benefits provided hereunder shall be either (1) reduced (but not below zero) so that the present value of the Aggregate Severance equals the Safe Harbor Amount (as defined below) and so that no portion of the Aggregate Severance shall be subject to the Excise Tax, or (2) paid in full, whichever produces the better net after-tax position to the Executive (taking into account the Excise Tax and any other applicable taxes). The determination as to whether any such reduction in the Aggregate Severance is necessary shall be made initially by the Company in good faith. If applicable, the reduction of the amounts payable hereunder in accordance with subclause (1) above shall be made by first reducing the cash payments pursuant to this Section, and in any event shall be made in such a manner as to maximize the value of the Aggregate Severance paid to the Executive. If the Aggregate Severance is reduced in accordance with the preceding sentence and through error or otherwise the Aggregate Severance exceeds the Safe Harbor Amount, the Executive shall

immediately repay such excess to the Company upon notification that an overpayment has been made. For purposes of this Section, "Safe Harbor Amount" means an amount equal to one dollar ($1.00) less than three (3) times the Executive's "base amount" for the "base period," as those terms are defined under Section 280G of the Code."

2. Savings Clause. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed in all respects.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on August 7th, 2017.

U.S. Geothermal Inc.
a Delaware corporation

By: ______________________
Name: Randy J. Hill
Title: Chairman of the Compensation Committee

____
Douglas J. Glaspey

SIGNED by the Executive in the presence of:

____
Witness

Kerry D. Hawkley
Printed Name of Witness